Citigroup Managed Futures LLC
                         55 East 59th Street, 10th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated November 30 , 2008 to the Partnership's prospectus dated April 30, 2008.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  November 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,265.88 per unit at the end of November, up 3.5% for the month and up 25.8% year to date.

The Fund was positive for the month of November as profits were realized in fixed income, energy and indices markets.

November was yet another month of significant governmental interventions to combat the credit crisis and economic weakness. Long positions in global fixed income markets generated significant profits during the month as yields moved universally lower. Demand for safe haven instruments accelerated as stock markets moved downwards and economies around the world moved into recession. Gains were also realized in energy markets as the petroleum complex continued to deteriorate on decreasing economic activity and consumer spending. While the indices market staged a significant recovery towards the end of the month, profits were captured as the overall trend persisted.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period November 1,
                            Through November 30, 2008


                                                       Percent
                                                     of Average
                                                     Net Assets
                                                       --------
Realized gains from trading            $92,072,605       9.45%
Change in unrealized gains/losses
     from trading                      (47,652,840)     (4.89)
                                       -----------      -----
                                        44,419,765       4.56
Less, Brokerage commissions
     and clearing fees ($149,873)        4,848,876       0.50
                                       -----------      -----
Net realized and unrealized gains       39,570,889       4.06
Interest Income                            125,595       0.01
                                       -----------      -----
                                        39,696,484       4.07
                                       -----------      -----
Less, Expenses:
     Management fees                     1,630,441       0.16
     Incentive fees                      3,874,529       0.40
     Other expenses                        209,853       0.02
                                       -----------      -----
                                         5,714,823       0.58
                                       -----------      -----
Net income                              33,981,661       3.49%
                                                         ====

Additions (16,222.3902 L.P. units
at October 31, 2008 net asset
value per unit of $1,223.16)            19,842,579
Redemptions (24,910.2103 L.P. units
at November 30, 2008 net asset
value per unit of $1,265.88)           (31,533,337)
                                       -----------
Increase in net assets                  22,290,903
Net assets, October 31, 2008           953,213,504
                                       -----------
Net assets, November 30, 2008         $975,504,407
                                       ===========
Net Asset Value per unit
  ($975,504,407 / 770,614.4328 Units)    $1,265.88
                                          ========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro
    Chief Financial Officer and Director
    Citigroup Managed Futures LLC
    General Partner, Citigroup
    Diversified Futures Fund L.P.